UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934
                                (Amendment No. 1)



                                  NYMAGIC, INC.
     ---------------------------------------------------------------------
                                (Name of Issuer)


                     Common Stock, par value $1.00 per share
     ---------------------------------------------------------------------
                         (Title of Class of Securities)


                                    629484106
     ---------------------------------------------------------------------
                      (CUSIP Number of Class of Securities)

                               Markus U. Diethelm
               Chief Legal Officer and Member of Senior Management
                            Swiss Reinsurance Company
                                Mythenquai 50/60
                           CH-8022 Zurich, Switzerland
                              (011-41-43-285-2162)
     ---------------------------------------------------------------------
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                                 with copies to:

       Preston B. Kavanagh               Edward A. Reilly, Jr.         John S. D'Alimonte
Conning Capital Partners VI, L.P.     Morgan, Lewis & Bockius LLP   Willkie Farr & Gallagher
 CityPlace II, 185 Asylum Street            101 Park Avenue            787 Seventh Avenue
       Hartford, CT 06103                  New York, NY 10178       New York, NY 10019-6099
         (860-541-5316)             (212-309-6000) (212-728-8000)

                                  June 30, 2003
     ---------------------------------------------------------------------
                          (Date of Event which Requires
                            Filing of this Schedule)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of ss.ss. 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box: [ ]

                                  SCHEDULE 13D

------------------------------                    ------------------------------
CUSIP No. 629484106                               Page 2 of 14 Pages
------------------------------                    ------------------------------

--------------------------------------------------------------------------------
   1    NAME OF REPORT PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Swiss Reinsurance Company
--------------------------------------------------------------------------------
   2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                (a) [ ]
                                                                (b) [ ]
--------------------------------------------------------------------------------
   3    SEC USE ONLY

--------------------------------------------------------------------------------
   4    SOURCE OF FUNDS*

        OO
--------------------------------------------------------------------------------
   5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO
        ITEMS 2(d) or 2(e)                                              [ ]
--------------------------------------------------------------------------------
   6    CITIZENSHIP OR PLACE OF ORGANIZATION

        Switzerland
--------------------------------------------------------------------------------
                   7    SOLE VOTING POWER

                        -0- (See Item 5)
NUMBER OF      -----------------------------------------------------------------
SHARES             8    SHARED VOTING POWER
BENEFICIALLY
OWNED BY                -0- (See Item 5)
EACH           -----------------------------------------------------------------
REPORTING          9    SOLE DISPOSITIVE POWER
PERSON WITH
                        -0- (See Item 5)
               -----------------------------------------------------------------
                  10    SHARED DISPOSITIVE POWER

                        -0- (See Item 5)
--------------------------------------------------------------------------------
  11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON

        -0- (See Item 5)
--------------------------------------------------------------------------------
  12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                        [ ]
--------------------------------------------------------------------------------
  13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        -0- (See Item 5)
--------------------------------------------------------------------------------
  14    TYPE OF REPORTING PERSON*

        CO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
       (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION

                                  SCHEDULE 13D

------------------------------                    ------------------------------
CUSIP No. 629484106                               Page 3 of 14 Pages
------------------------------                    ------------------------------

--------------------------------------------------------------------------------
   1    NAME OF REPORT PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Swiss Re America Holding Corporation
--------------------------------------------------------------------------------
   2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                (a) [ ]
                                                                (b) [ ]
--------------------------------------------------------------------------------
   3    SEC USE ONLY

--------------------------------------------------------------------------------
   4    SOURCE OF FUNDS*

        OO
--------------------------------------------------------------------------------
   5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO
        ITEMS 2(d) or 2(e)                                              [ ]
--------------------------------------------------------------------------------
   6    CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
                   7    SOLE VOTING POWER

                        -0- (See Item 5)
NUMBER OF      -----------------------------------------------------------------
SHARES             8    SHARED VOTING POWER
BENEFICIALLY
OWNED BY                -0- (See Item 5)
EACH           -----------------------------------------------------------------
REPORTING          9    SOLE DISPOSITIVE POWER
PERSON WITH
                        -0- (See Item 5)
               -----------------------------------------------------------------
                  10    SHARED DISPOSITIVE POWER

                        -0- (See Item 5)
--------------------------------------------------------------------------------
  11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON

        -0- (See Item 5)
--------------------------------------------------------------------------------
  12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                        [ ]
--------------------------------------------------------------------------------
  13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        -0- (See Item 5)
--------------------------------------------------------------------------------
  14    TYPE OF REPORTING PERSON*

        CO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
       (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION

                                  SCHEDULE 13D

------------------------------                    ------------------------------
CUSIP No. 629484106                               Page 4 of 14 Pages
------------------------------                    ------------------------------

--------------------------------------------------------------------------------
   1    NAME OF REPORT PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Conning Corporation
--------------------------------------------------------------------------------
   2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                (a) [ ]
                                                                (b) [ ]
--------------------------------------------------------------------------------
   3    SEC USE ONLY

--------------------------------------------------------------------------------
   4    SOURCE OF FUNDS*

        OO
--------------------------------------------------------------------------------
   5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO
        ITEMS 2(d) or 2(e)                                              [ ]

--------------------------------------------------------------------------------
   6    CITIZENSHIP OR PLACE OF ORGANIZATION

        Missouri
--------------------------------------------------------------------------------
                   7    SOLE VOTING POWER

                        -0- (See Item 5)
NUMBER OF      -----------------------------------------------------------------
SHARES             8    SHARED VOTING POWER
BENEFICIALLY
OWNED BY                -0- (See Item 5)
EACH           -----------------------------------------------------------------
REPORTING          9    SOLE DISPOSITIVE POWER
PERSON WITH
                        -0- (See Item 5)
               -----------------------------------------------------------------
                  10    SHARED DISPOSITIVE POWER

                        -0- (See Item 5)
--------------------------------------------------------------------------------
  11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON

        -0- (See Item 5)
--------------------------------------------------------------------------------
  12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                        [ ]
--------------------------------------------------------------------------------
  13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        -0- (See Item 5)
--------------------------------------------------------------------------------
  14    TYPE OF REPORTING PERSON*

        CO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
       (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION

                                  SCHEDULE 13D

------------------------------                    ------------------------------
CUSIP No. 629484106                               Page 5 of 14 Pages
------------------------------                    ------------------------------

--------------------------------------------------------------------------------
   1    NAME OF REPORT PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Conning, Inc.
--------------------------------------------------------------------------------
   2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                (a) [ ]
                                                                (b) [ ]
--------------------------------------------------------------------------------
   3    SEC USE ONLY

--------------------------------------------------------------------------------
   4    SOURCE OF FUNDS*

        OO
--------------------------------------------------------------------------------
   5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO
        ITEMS 2(d) or 2(e)                                              [ ]

--------------------------------------------------------------------------------
   6    CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
                   7    SOLE VOTING POWER

                        -0- (See Item 5)
NUMBER OF      -----------------------------------------------------------------
SHARES             8    SHARED VOTING POWER
BENEFICIALLY
OWNED BY                -0- (See Item 5)
EACH           -----------------------------------------------------------------
REPORTING          9    SOLE DISPOSITIVE POWER
PERSON WITH
                        -0- (See Item 5)
               -----------------------------------------------------------------
                  10    SHARED DISPOSITIVE POWER

                        -0- (See Item 5)
--------------------------------------------------------------------------------
  11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON

        -0- (See Item 5)
--------------------------------------------------------------------------------
  12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                        [ ]
--------------------------------------------------------------------------------
  13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        -0- (See Item 5)
--------------------------------------------------------------------------------
  14    TYPE OF REPORTING PERSON*

        CO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
       (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION

                                  SCHEDULE 13D

------------------------------                    ------------------------------
CUSIP No. 629484106                               Page 6 of 14 Pages
------------------------------                    ------------------------------

--------------------------------------------------------------------------------
   1    NAME OF REPORT PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Conning & Company
--------------------------------------------------------------------------------
   2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                (a) [ ]
                                                                (b) [ ]
--------------------------------------------------------------------------------
   3    SEC USE ONLY

--------------------------------------------------------------------------------
   4    SOURCE OF FUNDS*

        OO
--------------------------------------------------------------------------------
   5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO
        ITEMS 2(d) or 2(e)                                              [ ]

--------------------------------------------------------------------------------
   6    CITIZENSHIP OR PLACE OF ORGANIZATION

        Connecticut
--------------------------------------------------------------------------------
                   7    SOLE VOTING POWER

                        -0- (See Item 5)
NUMBER OF      -----------------------------------------------------------------
SHARES             8    SHARED VOTING POWER
BENEFICIALLY
OWNED BY                -0- (See Item 5)
EACH           -----------------------------------------------------------------
REPORTING          9    SOLE DISPOSITIVE POWER
PERSON WITH
                        -0- (See Item 5)
               -----------------------------------------------------------------
                  10    SHARED DISPOSITIVE POWER

                        -0- (See Item 5)
--------------------------------------------------------------------------------
  11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON

        -0- (See Item 5)
--------------------------------------------------------------------------------
  12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                        [ ]
--------------------------------------------------------------------------------
  13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        -0- (See Item 5)
--------------------------------------------------------------------------------
  14    TYPE OF REPORTING PERSON*

        CO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
       (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION

                                  SCHEDULE 13D

------------------------------                    ------------------------------
CUSIP No. 629484106                               Page 7 of 14 Pages
------------------------------                    ------------------------------

--------------------------------------------------------------------------------
   1    NAME OF REPORT PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Conning Investment Partners VI, L.L.C.
--------------------------------------------------------------------------------
   2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                (a) [ ]
                                                                (b) [ ]
--------------------------------------------------------------------------------
   3    SEC USE ONLY

--------------------------------------------------------------------------------
   4    SOURCE OF FUNDS*

        OO
--------------------------------------------------------------------------------
   5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO
        ITEMS 2(d) or 2(e)                                              [ ]
--------------------------------------------------------------------------------
   6    CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
                   7    SOLE VOTING POWER

                        -0- (See Item 5)
NUMBER OF      -----------------------------------------------------------------
SHARES             8    SHARED VOTING POWER
BENEFICIALLY
OWNED BY                1,000,000 (See Item 5)
EACH           -----------------------------------------------------------------
REPORTING          9    SOLE DISPOSITIVE POWER
PERSON WITH
                        -0- (See Item 5)
               -----------------------------------------------------------------
                  10    SHARED DISPOSITIVE POWER

                        1,000,000 (See Item 5)
--------------------------------------------------------------------------------
  11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON

        1,000,000 (See Item 5)
--------------------------------------------------------------------------------
  12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                        [ ]
--------------------------------------------------------------------------------
  13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        9.9% (See Item 5)
--------------------------------------------------------------------------------
  14    TYPE OF REPORTING PERSON*

        OO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
       (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION

                                  SCHEDULE 13D

------------------------------                    ------------------------------
CUSIP No. 629484106                               Page 8 of 14 Pages
------------------------------                    ------------------------------

--------------------------------------------------------------------------------
   1    NAME OF REPORT PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Conning Capital Partners VI, L.P.
--------------------------------------------------------------------------------
   2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                (a) [ ]
                                                                (b) [ ]
--------------------------------------------------------------------------------
   3    SEC USE ONLY

--------------------------------------------------------------------------------
   4    SOURCE OF FUNDS*

        OO
--------------------------------------------------------------------------------
   5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO
        ITEMS 2(d) or 2(e)                                              [ ]
--------------------------------------------------------------------------------
   6    CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
                   7    SOLE VOTING POWER

                        -0- (See Item 5)
NUMBER OF      -----------------------------------------------------------------
SHARES             8    SHARED VOTING POWER
BENEFICIALLY
OWNED BY                1,000,000 (See Item 5)
EACH           -----------------------------------------------------------------
REPORTING          9    SOLE DISPOSITIVE POWER
PERSON WITH
                        -0- (See Item 5)
               -----------------------------------------------------------------
                  10    SHARED DISPOSITIVE POWER

                        1,000,000 (See Item 5)
--------------------------------------------------------------------------------
  11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON

        1,000,000 (See Item 5)
--------------------------------------------------------------------------------
  12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                        [ ]
--------------------------------------------------------------------------------
  13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        9.9% (See Item 5)
--------------------------------------------------------------------------------
  14    TYPE OF REPORTING PERSON*

        PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
       (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION

     This Amendment No. 1 to Schedule 13D (this "Amendment") is being filed on behalf of Swiss Reinsurance Company, a company organized under the laws of Switzerland ("Swiss Re"), Swiss Re America Holding Corporation, a Delaware corporation ("Swiss Re America" and, together with Swiss Re, the "Swiss Re Entities"), Conning Corporation, a Missouri corporation ("Conning Corp."), Conning, Inc., a Delaware corporation, Conning & Company, a Connecticut corporation ("Conning"), Conning Investment Partners VI, L.L.C., a Delaware limited liability company ("Conning Investment"), and Conning Capital Partners VI, L.P., a Delaware limited partnership ("CCPVI" and, together with the Swiss Re Entities, Conning Corp., Conning, Inc., Conning and Conning Investment, the "Reporting Persons"), to amend the Schedule 13D filed by the Reporting Persons with the Securities and Exchange Commission (the "Commission") on February 11, 2003 (the "Original Schedule 13D"). This Amendment relates to the common stock, par value $1.00 per share (the "Common Stock"), of NYMagic, Inc., a New York corporation (the "Company").

     All capitalized terms used but not defined in this Amendment shall have the respective meanings assigned to such terms in the Original Schedule 13D.

Item 2. Identity and Background.

     The first paragraph of Section (a) of Item 2 of the Original Schedule 13D is hereby amended by deleting it in its entirety and inserting in lieu thereof the following:

     (a) This Schedule 13D is being filed jointly by Swiss Re, which owns all of the outstanding capital stock of Swiss Re America, which owns all of the outstanding capital stock of Conning Corp., which owns all of the outstanding capital stock of Conning, Inc., which owns all of the outstanding capital stock of Conning, which is a member of Conning Investment, which is the general partner of CCPVI, which directly beneficially owns 1,000,000 shares of Common Stock. By virtue of certain previous arrangements between Conning or its affiliates, on the one hand, and Conning Investment or its manager members, on the other hand (the "Arrangements"), which Arrangements were terminated on June 30, 2003, the Swiss Re Entities, Conning Corp., Conning, Inc. and Conning formerly may have been deemed to beneficially own for the purposes of the Original Schedule 13D the 1,000,000 shares of Common Stock directly beneficially owned by CCPVI. By virtue of being the general partner of CCPVI, Conning Investment may be deemed to beneficially own the 1,000,000 shares of Common Stock directly beneficially owned by CCPVI.

     On June 30, 2003, the Arrangements were terminated. Accordingly, none of the Swiss Re Entities, Conning Corp., Conning, Inc. or Conning may be deemed to beneficially own the 1,000,000 shares of Common Stock directly beneficially owned by CCPVI. In addition, certain of the Reporting Persons no longer may be deemed to constitute a "group" within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Reporting Persons have agreed that the Joint Filing Agreement, which was attached as
Exhibit 1 to the Original Schedule 13D, shall terminate immediately after the filing of this Amendment with the Commission. After such filing, the Reporting Persons will no longer make any joint filings with the Commission on this
Schedule 13D with respect to the securities of the Company, provided that each Reporting Person will independently make such filings with the Commission relating to the securities of the Company as it may be required to make under the Exchange Act or the rules promulgated thereunder.

Item 5. Interest in Securities of the Issuer.

     Each of Section (a) and Section (b) of Item 5 of the Original Schedule 13D is hereby amended by deleting it in its entirety and inserting in lieu thereof the following:

     (a) As of the date of the filing of this Amendment, by virtue of the termination of the Arrangements, none of the Swiss Re Entities, Conning Corp., Conning, Inc. or Conning may be deemed to indirectly beneficially own any shares of Common Stock that are directly beneficially owned by CCPVI. As of the date of the filing of this Amendment, because Conning Investment is the general partner of CCPVI, Conning Investment may be deemed to indirectly beneficially own the 1,000,000 shares of Common Stock that are directly beneficially owned by CCPVI, which represent approximately 9.9% of the outstanding shares of Common Stock, based on a total of 10,106,498 shares of Common Stock deemed outstanding as of April 18, 2003, assuming (i) 9,706,498 shares of Common Stock outstanding as of such date, as represented by the Company in its definitive Proxy Statement on
Schedule 14A, filed with the Commission on April 18, 2003 (the "Proxy Statement") and (ii) the full exercise by CCPVI of the Company Options (as defined in the Original Schedule 13D). As of the date of the filing of this Amendment, CCPVI directly has beneficial ownership of 1,000,000 shares of Common Stock, which represent approximately 9.9% of the outstanding shares of Common Stock, based on a total of 10,106,498 shares of Common Stock deemed outstanding as of April 18, 2003, assuming (i) 9,706,498 shares of Common Stock outstanding as of such date, as represented by the Company in the Proxy Statement and (ii) the full exercise by CCPVI of the Company Options.

     (b) The number of shares of Common Stock as to which there is sole power to vote or to direct the vote, shared power to vote or to direct the vote, sole power to dispose or direct the disposition, or shared power to dispose or direct the disposition for the Reporting Persons is set forth in the cover pages to this Amendment and such information is incorporated herein by reference.

                                   SIGNATURES

     After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated:  July 11, 2003           SWISS REINSURANCE COMPANY



                                By: /s/ Andre Pfanner
                                    -------------------------------
                                    Name:   Andre Pfanner
                                    Title:  Member of Senior Management



                                By: /s/ Jurg Hess
                                    -------------------------------
                                    Name:   Jurg Hess
                                    Title:  Member of Senior Management



Dated:  July 11, 2003           SWISS RE AMERICA HOLDING CORPORATION



                                By: /s/ Jacques E. Dubois
                                    -------------------------------
                                    Name:   Jacques E. Dubois
                                    Title:  President and Chief Executive
                                            Officer



                                By: /s/ Raymond A. Eckert
                                    -------------------------------
                                    Name:   Raymond A. Eckert
                                    Title:  Assistant Vice President and
                                            Chief Financial Officer

Dated:  July 11, 2003           CONNING CORPORATION



                                By: /s/ Salvatore Correnti
                                    -------------------------------
                                    Name:   Salvatore Correnti
                                    Title:  President and CEO



                                By: /s/ Glenn Heiser
                                    -------------------------------
                                    Name:   Glenn Heiser
                                    Title:  Chief Administrative Officer



Dated:  July 11, 2003           CONNING, INC.



                                By: /s/ Salvatore Correnti
                                    -------------------------------
                                    Name:   Salvatore Correnti
                                    Title:  President and CEO



                                By: /s/ Glenn Heiser
                                    -------------------------------
                                    Name:   Glenn Heiser
                                    Title:  Chief Administrative Officer



Dated:  July 11, 2003           CONNING & COMPANY



                                By: /s/ Jeffrey T. Grous
                                    -------------------------------
                                    Name:   Jeffrey T. Grous
                                    Title:  Controller and Assistant Secretary



                                By: /s/ Glenn Heiser
                                    -------------------------------
                                    Name:   Glenn Heiser
                                    Title:  Chief Administrative Officer

Dated:  July 11, 2003           CONNING INVESTMENT PARTNERS VI, LLC



                                By: /s/ Preston B. Kavanagh
                                    -------------------------------
                                    Name:   Preston B. Kavanagh
                                    Title:  Manager Member



Dated:  July 11, 2003           CONNING CAPITAL PARTNERS VI, L.P.

                                By:  Conning Investment Partners VI, LLC,
                                     its General Partner



                                By: /s/ Preston B. Kavanagh
                                    -------------------------------
                                    Name:   Preston B. Kavanagh
                                    Title:  Manager Member